Exhibit (i)

February 23, 2024

iShares U.S. ETF Trust

c/o BlackRock Fund Advisors

400 Howard Street

San Francisco, CA 94105

Re:	iShares U.S. ETF Trust Funds Identified on Exhibit A

Ladies and Gentlemen:

We have acted as special Delaware counsel for iShares U.S. ETF Trust, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)	The Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 21, 2011 (the “Certificate of Trust”);

(b)	The Agreement and Declaration of Trust, dated June 21, 2011 (the “Trust Instrument”), made by the trustee named therein;

(c)

The Post-Effective Amendment No. 658 (the “Amendment”), to be filed with the Securities and Exchange Commission (the “SEC”) on or about the date hereof, to the Trust’s Registration Statement on Form N-1A (File Nos. 333-179904 and 811-22649) (as amended by the Amendment, the “Registration Statement”);

(d)

The By-Laws of the Trust in effect on the date the Resolutions (as defined below) were adopted by the Board of Trustees of the Trust (the “Board”) and in effect on the date hereof, as approved by the Board on June 21, 2011 (the “By-laws”);

(e)

Copies of certain resolutions adopted by the Board with respect to the creation of certain series of the Trust (each, a “Fund” as identified on Exhibit A attached hereto) and the issuance of certain shares of beneficial interest in such Fund (each, a “Share” and collectively, the “Shares”);

iShares U.S. ETF Trust

February 23, 2024

(f)	A certificate of an officer of the Trust, dated as of February 23, 2023, relating to the filing of Post-Effective Amendment No. 647 with the SEC;

(g)	A certificate of an officer of the Trust with respect to certain matters, dated on or about the date hereof; and

(h)	A Certificate of Good Standing for the Trust, dated February 22, 2024, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Instrument. The resolutions identified in paragraphs (e) and in the officer’s certificates described in (f) and (g) above are collectively referred to herein as the “Resolutions.”

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (h) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (h) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Instrument constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Instrument, the By-laws and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, (vii) that the officers of the Trust acted within their authority when registering the names of the Funds as such names appear in the Registration Statement, and (viii) that the Shares have been and are issued and sold to the Shareholders in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

iShares U.S. ETF Trust

February 23, 2024

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq.

2. The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

RJF/MMK

EXHIBIT A

iShares U.S. ETF Trust

Funds

BlackRock Short Duration Bond ETF

BlackRock Short Maturity Municipal Bond ETF

BlackRock Ultra Short-Term Bond ETF

iShares Bloomberg Roll Select Commodity Strategy ETF

iShares Commodity Curve Carry Strategy ETF

iShares Gold Strategy ETF

iShares GSCI Commodity Dynamic Roll Strategy ETF

iShares Inflation Hedged Corporate Bond ETF

iShares Inflation Hedged High Yield Bond ETF

iShares Inflation Hedged U.S. Aggregate Bond ETF

iShares Interest Rate Hedged Corporate Bond ETF

iShares Interest Rate Hedged High Yield Bond ETF

iShares Interest Rate Hedged Long-Term Corporate Bond ETF

iShares Interest Rate Hedged U.S. Aggregate Bond ETF

iShares Transition-Enabling Metals ETF